Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
August 6, 2014		Chief Executive Officer
Hawkins, Inc.		612/617-8524
2381 Rosegate		Patrick.Hawkins@HawkinsInc.com
Roseville, MN 55113
Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com
HAWKINS, INC. REPORTS
FIRST QUARTER FISCAL 2015 RESULTS

Minneapolis, MN, August 6, 2014 – Hawkins, Inc. (Nasdaq: HWKN) today announced first quarter results for fiscal 2015. Sales of $98.0 million for the three months ended June 29, 2014 represented an increase of 3.5% from $94.7 million in sales for the same period of the prior year. Net income for the first quarter of fiscal 2015 was $6.0 million, or $0.57 per share, fully diluted, compared to net income of $5.1 million, or $0.48 per share, fully diluted, for the first quarter of the previous year.

"Profits for our Industrial segment were higher as a result of increased sales volumes in many of our product lines. However, this segment’s gross profit was dampened by continued pricing pressures,” said Patrick Hawkins, Chief Executive Officer and President. “In addition, our operations were challenged with transportation disruptions and flooding on the Mississippi River in June that required us to shut down one of our river terminals for over two weeks. Once again, our employees rose to the challenge and we were able to meet all of our customer requirements during that time. Our new Rosemount facility, which is out of the flood plain, proved instrumental in supplying our customers during the flood.”

"We continue to be pleased with the results of our Water Treatment segment," Mr. Hawkins continued. "Despite less than optimal weather conditions this quarter in many of our markets, this segment experienced year-over-year sales growth in most locations with our newer branches continuing to perform extremely well. Our investments and commitment to geographic growth in this business have continued to yield positive results."

For the first quarter of fiscal 2015, Industrial segment sales were $67.5 million, an increase of $0.5 million, or 0.8%, from the same period of the prior year. Overall volumes increased from the same period a year ago, however competitive pricing pressures resulted in lower per-unit selling prices. Water Treatment segment sales were $30.5 million for the current quarter, an increase of $2.8 million, or 10.0%, from the same period of the prior year. The increased sales were primarily driven by growth in our newer branches, including our newly-acquired Oklahoma branch, as well as increased sales across most of this segment’s specialty chemical product lines.

Company-wide gross profit for the first quarter of fiscal 2015 was $18.5 million, or 18.9% of sales, compared to $17.2 million, or 18.2% of sales, for the same period of the prior year. The LIFO method of valuing inventory decreased gross profit by $0.5 million for the three months ended June 29, 2014 and decreased gross profit by $0.2 million for the three months ended June 30, 2013.

Gross profit for the Industrial segment was $9.4 million, or 13.9% of sales, for the quarter, as compared to $9.2 million, or 13.8% of sales, for the same period of the prior year. Lower per-unit margins due to continued competitive pricing pressures were largely offset by higher sales volumes compared to the first quarter of the prior year. Gross profit for the first quarter of fiscal 2014 was negatively impacted by $0.4 million of accelerated depreciation charges related to exiting a leased facility used to serve our bulk pharmaceutical customers. The LIFO method of valuing inventory deceased gross profit by $0.4 million in the first quarter of fiscal 2015 and decreased gross profit by $0.2 million for the first quarter of fiscal 2014.
Gross profit for the Water Treatment segment was $9.1 million, or 30.0% of sales, for the quarter, as compared to $8.0 million, or 28.9% of sales, for the same period of the prior year. Increased sales of specialty chemical products, including sales from our newly-acquired Oklahoma branch, drove the year-over-year increase in gross profit. The LIFO method of valuing inventory decreased gross profit by $0.1 million for the first quarter of fiscal 2015, and nominally decreased gross profit in the first quarter of fiscal 2014.

Company-wide SG&A expenses were $8.9 million for the quarter compared to $9.0 million for the same period of the prior year.

Hawkins, Inc. distributes, blends, dilutes and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 29 facilities in 14 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.
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HAWKINS, INC. REPORTS
FIRST QUARTER, FISCAL 2015 RESULTS
August 6, 2014

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended
	June 29, 2014	June 30, 2013
Sales	$98,036	$94,744
Cost of sales	(79,540)	(77,513)
Gross profit	18,496	17,231
Selling, general and administrative expenses	(8,875)	(8,970)
Operating income	9,621	8,261
Interest income (expense)	14	(15)
Income before income taxes	9,635	8,246
Income tax provision expense	(3,614)	(3,134)
Net income	$6,021	$5,112

Weighted average number of shares outstanding - basic	10,570,041	10,522,185
Weighted average number of shares outstanding - diluted	10,613,738	10,567,308

Basic earnings per share	$0.57	$0.49
Diluted earnings per share	$0.57	$0.48

Cash dividends declared per common share	—	—

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